CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated July 26, 2019, with respect to the financial statements of Wells Fargo Core Bond Fund and Wells Fargo Real Return Fund, two of the funds comprising Wells Fargo Funds Trust, as of May 31, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 25, 2019